Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2006

St. Louis, MO, January 31, 2006… Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended December 31, 2005 of $464.0 million, up 5 percent from $440.1 million for the three months ended December 31, 2004. Earnings before equity earnings were $14.0 million for this year’s first fiscal quarter compared to $20.6 million for the same quarter last year. Net earnings for the first quarter were $9.7 million in fiscal 2006 compared to $16.6 million for fiscal 2005. Diluted earnings per share were $.32 compared to $.55 a year ago.

The increase in net sales was primarily due to business acquisitions. Net sales for the first quarter of fiscal 2006 included $11.5 million from the Medallion Foods business, acquired June 22, 2005, and $9.3 million from the Western Waffles business, acquired November 15, 2005.

The decrease in net earnings was primarily due to increases in the costs of raw materials, freight, and energy, slightly offset by earnings added by the recent acquisitions and the limited effect of pricing increases. Ingredient and packaging costs were unfavorable by a total of about $7.7 million. Higher freight rates increased cost of products sold by approximately $5.1 million, as fuel costs and truck availability continue to be significant issues. Increases in the costs of natural gas and electricity used in our production facilities reduced gross profit by approximately $3.7 million. Because of the rapid escalation of these costs and the nature of the private label retail business, these costs could not be fully recovered during the quarter through increased pricing or a meaningful reduction in other costs. Ralcorp’s ongoing efforts to offset the effects of these elevated costs are not expected to be fully realized until the second half of fiscal 2006. Accordingly, second quarter total segment profit contribution for fiscal 2006 could be slightly lower than in the previous year.

Net Sales by Segment	Three Months Ended
(in millions)	December 31,		Change
	2005	2004
Ralston Foods	$ 112.7	$ 97.5	$ 15.2	15.6%
Bremner	83.4	85.2	(1.8)	-2.1%
Cereals, Crackers & Cookies	196.1	182.7	13.4	7.3%
Dressings, Syrups, Jellies & Sauces	93.4	97.8	(4.4)	-4.5%
Snack Nuts & Candy	75.9	74.3	1.6	2.2%
Frozen Bakery Products	98.6	85.3	13.3	15.6%
Total Net Sales	$464.0	$440.1	$23.9	5.4%

Profit Contribution by Segment	Three Months Ended
(in millions)	December 31,		Change
	2005	2004
Cereals, Crackers & Cookies	$18.0	$19.5	$(1.5)
Dressings, Syrups, Jellies & Sauces	(1.3)	2.9	(4.2)
Snack Nuts & Candy	5.5	6.0	(.5)
Frozen Bakery Products	13.1	12.8	.3
Total Segment Profit Contribution	35.3	41.2	(5.9)
Interest expense, net	(4.5)	(3.9)	(.6)
Restructuring charges	-	(.1)	.1
Accelerated depreciation	(.6)	-	(.6)
Systems upgrades and conversions	(1.1)	(1.1)	-
Stock-based compensation expense	(1.5)	(.2)	(1.3)
Other unallocated corporate expenses	(6.2)	(3.4)	(2.8)
Earnings before Income Taxes
and Equity Earnings	$21.4	$32.5	$(11.1)

Cereals, Crackers & Cookies

As noted above, sales of corn-based snacks from the acquired Medallion business accounted for most of the increase in year-over-year first quarter net sales in the Ralston Foods cereal and snacks division. Continuing its positive trend, the base business grew about 4 percent overall, with private label ready-to-eat (RTE) cereal sales volume up 5 percent and hot cereal volumes up 1 percent. The growth in RTE is attributable not only to increased distribution of well-established products but also to the introduction of new emulations of branded cereals. Recent price increases had only a slight impact in the first quarter, while changes in product mix also had a small positive effect. These sales increases were partially offset by lower volume from cereal co-manufacturing arrangements, which was about two-thirds of last year’s first quarter level and about 3.5 percent of total sales volume for the 2006 first quarter.

At the Bremner cracker and cookie division, an overall volume decline of 5 percent from last year’s first quarter was partially offset by the effects of product mix as well as price increases implemented during the second quarter of fiscal 2005. Bremner’s co-manufacturing sales volume was down 17 percent and accounted for 25 percent of the overall volume decline at Bremner. Cookie sales volume was down 5 percent, consistent with industry softness in the cookie category, and cracker sales volume was down 4 percent due to softness in the saltine and graham segments of the cracker category.

The decrease in the Cereal, Crackers & Cookies segment’s profit contribution for the first quarter was primarily due to the cost increases noted above. For this segment alone, changes in rates resulted in increased costs of freight, energy, and raw materials of approximately $2.2 million, $2.2 million and $.7 million, respectively. Specific commodities with higher costs include sugar, raisins, almonds, wheat, oats, and petroleum-based resin packaging. In addition, Bremner incurred about $.7 million of expenses related to the start-up of new production lines, largely offset by a reduction in the allocations of the costs of several shared selling, general and administrative functions to better reflect the proportion of benefits received. The profit contribution impact of the segment’s decline in co-manufacturing sales was approximately $.6 million.

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, a 5 percent decline in sales volume was only slightly offset by pricing and mix variances in the first quarter. The decrease in volume was due in part to the effects of the City of Industry plant closure at the end of fiscal 2005 and the loss of certain product lines with a few customers in competitive bids.

Unfavorable costs of raw materials, freight, and energy reduced the segment’s profit contribution by $2.3 million, $1.7 million, and $.8 million, respectively. The raw material impact was almost entirely due to petroleum-based plastic packaging cost increases. Production costs were flat as savings from the City of Industry plant closure were offset by the increased costs of natural gas and electricity.

Management has undertaken a review of all aspects of this segment’s business model and is developing a plan that should improve profitability for the remainder of the fiscal year.

Snack Nuts & Candy

Despite a 4 percent decline in sales volume, first quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew from last year. This growth came primarily from price increases implemented during fiscal 2005, partially offset by a shift toward lower-priced items (peanuts).

The segment’s profit contribution for the first quarter was lower than last year, primarily as a result of $4.1 million of cost increases in ingredients, including cashews, pecans, almonds, macadamias, and Brazil nuts. Allocations from centralized cost centers were about $1 million higher than last year as a result of increased charges related to information systems and revised cross-charges for other shared functions to better reflect the proportion of benefits received. Freight and energy increases further reduced profit by $.3 million and $.2 million, respectively.

Frozen Bakery Products

As noted above, sales from the acquired Western Waffles business accounted for most of the increase in year-over-year first quarter net sales in the Frozen Bakery Products segment. Reported sales from the base businesses grew primarily due to 11 percent growth in foodservice volume, partially offset by declines in cookies and retail griddle products. A change from a fiscal quarter based on a certain number of weeks to a calendar quarter used by the rest of Ralcorp resulted in incremental sales of approximately $2 million in the quarter ended December 31, 2005.

After about $.2 million amortization of identifiable intangibles, currently estimated at $24.0 million, the profit contribution from Western Waffles was not significant for the first quarter. Despite the strong growth in foodservice sales, the segment’s profit contribution was only slightly higher than in last year’s first quarter, primarily as a result of higher costs of freight ($.9 million), raw materials ($.6 million), and energy ($.5 million). In addition, Frozen Bakery Products incurred about $.4 million of expenses related to the start-up of a new production line.

Interest Expense

Interest expense increased from the first quarter of the prior year, primarily as a result of higher average outstanding debt levels in fiscal 2006, but also because of higher rates. The increase in debt was mainly due to borrowings to fund the Medallion and Western Waffles acquisitions. The weighted average interest rate on all of the Company’s outstanding debt was 4.72 percent and 3.96 percent in the first quarter of fiscal 2006 and 2005, respectively.

In the quarter ended December 31, 2005, the effects of these increases were partially offset by a non-cash $.6 million net gain on the variable forward sale contract executed November 22, 2005 related to 1,780,000 of its shares of Vail Resorts, Inc. The contract includes a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received $50.5 million). Because Ralcorp currently accounts for its investment in Vail Resorts using the equity method, this contract, which is intended to hedge the future sale of those shares, is not eligible for hedge accounting. Therefore, any gains or losses on the contract are immediately recognized in earnings. They are classified in interest expense for accounting purposes because the prepayment has characteristics similar to debt.

The Company has an agreement which gives it the ability to sell up to $66 million of certain of its trade accounts receivable on an ongoing basis through fiscal 2006. Discounts related to this agreement totaled $.5 million and $.1 million in the first quarters of fiscal 2006 and 2005, respectively, and are included in the consolidated statement of earnings in selling, general and administrative expenses.

Investment in Vail Resorts, Inc.

Ralcorp holds approximately 20 percent of the common stock of Vail Resorts, Inc. (NYSE:MTN). Because of its significant ownership and because two of its directors also serve on the Board of Vail Resorts, Ralcorp accounts for this investment using the equity method. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. For the first quarter ended December 31, 2005, this investment resulted in a non-cash pre-tax loss of $6.6 million ($4.3 million after taxes), compared to $6.2 million ($4.0 million after taxes) for last year’s first quarter.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position. In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters.

Restructuring charges during the quarter ended December 31, 2004 were related to the closure of Carriage House’s Kansas City plant. There were no significant restructuring charges in the first quarter of fiscal 2006.

In March 2005, Bremner management developed a plan to retire equipment composing one of its production lines by March 2006. Based on the shortened expected useful life of that equipment, depreciation was accelerated by about $.2 million per month. The extra depreciation is included in cost of products sold in the consolidated statement of earnings but excluded from the calculation of segment profit contribution.

Large-scale information systems upgrades and conversions resulted in incremental expenses of $1.1 million in the first quarters of fiscal 2006 and 2005. These project expenses are not allocated to the operating segments and are included in selling, general and administrative expenses in the consolidated statement of earnings. The projects began during fiscal 2003 and are expected to continue into fiscal 2007. Total project expenses for fiscal 2006 are expected to be less than half of the fiscal 2005 total, which was $7.0 million.

Ralcorp adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of the beginning of fiscal 2006 using a modified version of prospective application. Under that transition method, compensation cost is recognized for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for pro forma disclosures. In the first quarter of fiscal 2006, stock-based compensation expense related to outstanding non-vested stock options and stock appreciation rights totaled nearly $1.3 million. Expense related to restricted stock awards was $.2 million in the first quarters ended December 31, 2005 and 2004.

Other unallocated corporate expenses increased primarily due to $1.8 million higher unallocated systems costs and amortization, the previously mentioned $.4 million increase in discounts related to the sale of receivables, and the timing of certain expenses. Management expects that other unallocated corporate expenses for the full fiscal year ending September 30, 2006 will approximate last year’s total of about $22 million. Note that the unallocated systems costs and amortization discussed in this paragraph are not the project costs discussed above. Ralcorp’s policy is to charge divisions, including the corporate headquarters, costs of centralized systems based on usage. During periods of transition, when more than one system is being utilized by the Company, this approach results in unallocated amounts representing the duplication of costs. These excess transitional amounts are reported as unallocated corporate expenses within SG&A. Consolidated information systems expenses are expected to decline slightly in fiscal 2006 compared to 2005, as lower costs of conversions are partially offset by higher depreciation and amortization of the new hardware and software development costs.

The new "Domestic Production Activities Deduction" will reduce our effective federal income tax rate by approximately 1 percent in fiscal 2006. In addition, favorable Canadian tax benefits reduced our effective rate further, to approximately 34.6 percent for the quarter ended December 31, 2005. For last year’s first quarter, the effective rate was 36.5 percent.

Ralcorp repurchased 975,581 shares of its common stock at a total cost of approximately $40.6 million during the first quarter of fiscal 2006. At December 31, 2005, there were 28,877,034 shares of Ralcorp stock outstanding.

Ralcorp plans to issue press releases announcing results for its second and third quarters of fiscal 2006 coincident with the filing of its related quarterly reports on Form 10-Q with the Securities and Exchange Commission. Management expects those filings to occur on or about May 9 and August 8. It is expected that these releases will continue to include tables summarizing results and financial position, along with general statements regarding significant factors affecting those results, but they will not duplicate management’s in-depth discussion and analysis of financial condition and results of operations included in its Form 10-Q. After its fiscal year-end, Ralcorp plans to issue a press release announcing results for its fourth quarter and full year. That release is expected to be issued on or about November 8 and will include not only the usual summaries but also management’s in-depth discussion and analysis of fourth quarter results. Ralcorp’s annual report on Form 10-K will be filed with the SEC by December 14.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," "if," "would," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition, if the Company cannot raise prices or reduce costs to offset cost increases or sales volume declines due to price increases, then its total segment profit contribution will continue to be lower than in the prior year through the remainder of fiscal 2006.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended
	December 31,
	2005	2004

Net Sales	$464.0	$440.1
Cost of products sold	(379.0)	(351.5)
Gross Profit	85.0	88.6
Selling, general and administrative expenses	(59.1)	(52.1)
Interest expense, net	(4.5)	(3.9)
Restructuring charges	-	(.1)
Earnings before Income Taxes
and Equity Earnings	21.4	32.5
Income taxes	(7.4)	(11.9)
Earnings before Equity Earnings	14.0	20.6
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(4.3)	(4.0)
Net Earnings	$9.7	$16.6

Earnings per Share
Basic	$.33	$.56
Diluted	$.32	$.55

Weighted Average Shares Outstanding
Basic	29.3	29.4
Diluted	29.9	30.3

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)
	Three Months Ended
	December 31,
	2005	2004

Cereals, Crackers & Cookies	$6.9	$5.6
Dressings, Syrups, Jellies & Sauces	2.1	2.1
Snack Nuts & Candy	.7	.7
Frozen Bakery Products	4.8	3.7
Corporate	1.7	.5
Total	$16.2	$12.6

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
	Dec. 31,	Sep. 30,
	2005	2005

Current Assets	$348.4	$270.0
Noncurrent Assets	1,079.9	999.5
Total Assets	$1,428.3	$1,269.5

Current Liabilities	$176.0	$171.4
Long-term Debt	550.7	422.0
Other Noncurrent Liabilities	210.5	157.8
Shareholders' Equity	491.1	518.3
Total Liabilities and Shareholders' Equity	$1,428.3	$1,269.5